EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CenterState Banks, Inc. Announces

Acquisitions to become Florida’s Largest Community Bank

WINTER HAVEN, FL., August 14, 2017 -- CenterState Banks, Inc. (Nasdaq-GS: CSFL), the parent company of CenterState Bank, N.A., announced today the concurrent signing of two separate definitive merger agreements: under one agreement, CenterState will acquire HCBF Holding Company, Inc. (“Harbor”), the parent company of Harbor Community Bank, Ft. Pierce Florida; and under the other agreement, CenterState will acquire Sunshine Bancorp, Inc. (“Sunshine”), the parent company of Sunshine Bank, Plant City, Florida.  Upon completion of each merger, the subsidiary bank of each of Harbor and Sunshine will merge into CenterState Bank.

Upon completion of both mergers, CenterState will become the largest community banking company in the state of Florida by assets, market capitalization, deposit market share and branch footprint.  Based on June 30, 2017 results, including the impact of purchase accounting, the combined company is expected to have pro forma approximately $10.1 billion in assets, $6.6 billion in loans and $8.1 billion in deposits, and would expand and strengthen CenterState’s presence in key Florida markets. The two transactions combined are expected to result in mid-single-digit EPS accretion and minimal tangible book value dilution, expected to be earned back in less than three years on a fully phased in basis, including the impact of CenterState crossing $10 billion in assets.

“Our partnerships with Harbor Community Bank and Sunshine Bank are the logical next step to fulfill our vision of becoming Florida's bank,” said John Corbett, President & Chief Executive Officer of CenterState. “We are excited to welcome Harbor's employees as well as Sunshine's employees to the CenterState family and look forward to working with them.”

Subject to the terms of the Harbor merger agreement, Harbor shareholders will receive 0.675 of a share of CSFL common stock and $1.925 in cash consideration for each outstanding share of Harbor common stock.  Based on CSFL’s stock price of $23.93 as of August 11, 2017, this equates to a per share value of $18.08 and an aggregate deal value of $416.7 million. Upon completion of the Harbor merger, Mike Brown, Sr., Chairman and Chief Executive Officer of Harbor, will join the CenterState board of directors.  “We are very pleased about combining Harbor with CenterState given the similarities in culture and look forward to being part of CenterState as it continues to build the largest community bank in Florida,” noted Mr. Brown.

Subject to the terms of the Sunshine merger agreement, Sunshine shareholders will receive 0.89 shares of CSFL common stock for each outstanding share of Sunshine.  Based on CSFL’s stock price of $23.93 as of August 11, 2017, this equates to a per share value of $21.30 and an aggregate deal value of $176.7 million.  “Our Board and management recognize the strategic significance of combining with CenterState, pro forma with Harbor,” said Andrew Samuel, President and Chief Executive Officer of Sunshine.  “With

this merger, we will build on our heritage in community banking while providing even greater strength, size and stability to our customers, employees, shareholders and the communities we serve.”

Each of the Harbor and Sunshine merger agreements has been unanimously approved by the CenterState board of directors. The Harbor board of directors has unanimously approved the Harbor merger agreement, and the Sunshine board of directors has unanimously approved the Sunshine merger agreement.  Completion of the Harbor merger is subject to customary closing conditions, including receipt of required regulatory approvals and the approval by the shareholders of both Harbor and CenterState.  Completion of the Sunshine merger also is subject to customary closing conditions, including receipt of required regulatory approvals and the approval by the shareholders of Sunshine.   Each of the transactions is expected to close in the first quarter of 2018 and is not conditioned on the other.

Keefe, Bruyette & Woods, Inc. served as financial advisor to CenterState in both transactions.  Alston & Bird LLP served as legal counsel to CenterState in the Harbor transaction and Smith Mackinnon, PA served as legal counsel to CenterState in the Sunshine transaction.  Sandler O’Neill & Partners served as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to Harbor in the Harbor transaction. Hovde Group served as financial advisor and Luse Gorman, PC served as legal counsel to Sunshine in the Sunshine transaction.

Conference Call Information

CenterState will host a conference call on August 14th at 10:00 a.m. EDT. The conference call can be accessed by dialing 1-866-393-0571. The conference passcode is 69774625. There will also be a live webcast of this call available by visiting the link on CenterState’s website at www.centerstatebanks.com.  The slide presentation will also be available through a separate link on CenterState’s website. A replay of the call will be available after the close of business on August 14th on the Investor Relations page of CenterState’s website, www.centerstatebanks.com.

About CenterState

CenterState, headquartered in Winter Haven, Florida, is a financial holding company which owns CenterState Bank, N.A. CenterState provides a full range of consumer and commercial banking services to individuals, businesses and industries through 78 bank office network located in 28 counties throughout Florida.  CenterState also provides correspondent banking and capital market services to approximately 600 community banks nationwide.  For additional information, contact John C. Corbett (CEO), Stephen D. Young (COO) or Jennifer Idell (CFO) at 863-293-4710.

About Harbor

Harbor Community Bank, a wholly owned bank subsidiary of HCBF Holding Company, Inc., is a Florida-based financial services company headquartered in Ft. Pierce, Fla. with 46 branch locations and three loan production offices located throughout 19 counties in Florida. Harbor Community Bank specializes in residential, consumer, small business and commercial real estate lending within its current geographic footprint. It also offers a full range of retail, small business, and commercial banking products and services. As of June 30, 2017, Harbor reported assets of $1.9 billion, gross loans of $1.1 billion and deposits of $1.6 billion. Effective July 28, 2017,

HCBF completed its acquisition of Jefferson Bankshares, Inc., and its subsidiary, Jefferson Bank of Florida, which had approximately $300 million in assets. For more information, visit www.harborcb.com.

About Sunshine

Sunshine, headquartered in Plant City, Florida, is the parent company of Sunshine Bank, a federal stock savings bank founded in 1954.  Sunshine currently operates through 18 banking locations along Florida’s I-4 corridor in Brevard, Hillsborough, Manatee, Orange, Pasco, Polk and Sarasota counties.  As of June 30, 2017, Sunshine reported assets of $956 million, gross loans of $694 million and deposits of $781 million.   Sunshine’s common stock is listed on the NASDAQ Stock Market under the symbol “SBCP”. For further information, visit Sunshine’ website www.mysunshinebank.com.

Forward Looking Statements:

Information in this press release, other than statements of historical facts, may constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the benefits of the proposed merger of CenterState and Harbor and the proposed merger of CenterState and Sunshine, including future financial and operating results (including the anticipated impact of each of the transactions on CenterState’s earnings and tangible book value), statements related to the expected timing of the completion of the Harbor merger and the Sunshine merger, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts.  Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “scheduled,” “plans,” “intends,” “anticipates,” “expects,” “believes,” estimates,” “potential,” or “continue” or negative of such terms or other comparable terminology.  All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of CenterState, Harbor and Sunshine to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the Harbor merger and the Sunshine merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Harbor merger and the Sunshine merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of either the Harbor merger agreement or the Sunshine merger agreement, or both, (4) the risk of successful integration of the companies’ businesses into CenterState, (5) the failure to obtain the necessary approvals by the shareholders of Harbor and CenterState, with respect to the Harbor merger, and the shareholders of Sunshine, with respect to the Sunshine merger, (6) the amount of the costs, fees, expenses and charges related to each of the mergers, (7) the ability by CenterState to obtain required governmental approvals of the Harbor merger and the Sunshine merger,  (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to each of the mergers, (9) the failure of the closing conditions in each of the merger agreements to be satisfied, or any unexpected delay in closing either or both of the mergers, (10) the risk that the integration of Harbor’s and Sunshine’s operations into the operations of CenterState will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by CenterState’s issuance of additional shares of its common stock in each of the merger transactions, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in CenterState’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, or Sunshine’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, or Harbor’s Registration Statement on Form S-4, in each case filed with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at http://www.sec.gov.  CenterState, Harbor and Sunshine disclaim any obligation to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Additional Information About the Harbor Merger and Where to Find It

Investors are urged to review carefully and consider all public filings by CenterState and HCBF with the SEC, including but not limited to CenterState’s Annual Report on Form 10-K, its proxy statement, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, and HCBF’s Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The documents filed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.  The documents filed by CenterState with the SEC may also be obtained free of charge at CenterState’s website at www.centerstatebanks.com or by requesting them in writing to CenterState Banks, Inc., Attention: Secretary, 1101 1st Street South, Winter Haven, FL 33880. The documents filed by HCBF with the SEC may be obtained free of charge by requesting them in writing to HCBF Holding Company, Inc., Attention: Secretary, 200 S. Indian River Drive, Suite 101, Fort Pierce, FL 34950.

In connection with the Harbor merger, CenterState intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement of CenterState and Harbor and a prospectus of CenterState. A definitive joint proxy statement/prospectus will be sent to the shareholders of CenterState and Harbor seeking the required shareholder approvals.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and security holders of CenterState and Harbor are urged to read carefully the entire registration statement and joint proxy statement/prospectus when they become available, including any amendments thereto, because they will contain important information about the proposed transaction. Free copies of these documents may be obtained as described above.

CenterState, Harbor and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from CenterState and Harbor shareholders in connection with the Harbor merger. Information regarding the directors and executive officers of CenterState, Harbor and other persons who may be deemed participants in the solicitation of the shareholders of CenterState and Harbor in connection with the Harbor merger will be included in the joint proxy statement/prospectus for CenterState’s and Harbor’s special meetings of shareholders, which will be filed by CenterState with the SEC.  Information about the directors and officers of CenterState and their ownership of CenterState common stock can also be found in CenterState’s definitive proxy statement in connection with its 2017 annual meeting of shareholders, as filed with the SEC on March 2, 2017, and other documents subsequently filed by CenterState with the SEC. Additional information regarding the interests of such participants will be included in the joint proxy statement/prospectus and other relevant documents regarding the Harbor merger filed with the SEC when they become available.

Additional Information About the Sunshine Merger and Where to Find It

Investors are urged to review carefully and consider all public filings by CenterState and Sunshine with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Quarterly Reports on Form 10-Q, and their Current Reports on Form 8-K. The documents filed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.  The documents filed by CenterState with the SEC may also be obtained free of charge at CenterState’s website at www.centerstatebanks.com or by requesting them in writing to CenterState Banks, Inc., Attention: Secretary, 1101 1st Street South, Winter Haven, FL 33880. The documents filed by Sunshine with the SEC may also be obtained free of charge at Sunshine’s website at www.mysunshinebank.com or by requesting them in writing to Sunshine Bancorp, Inc., 102 West Baker Street, Plant City, Florida 33563, Attention: Secretary.

In connection with the Sunshine merger, CenterState intends to file a registration statement on Form S-4 with the SEC which will include a proxy statement of Sunshine and a prospectus of CenterState. A definitive proxy statement/prospectus will be sent to the shareholders of Sunshine seeking the required shareholder approval.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and security holders of CenterState and Sunshine are urged to read carefully the entire registration statement and proxy statement/prospectus when they become available, including any amendments thereto, because they will contain important information about the proposed transaction. Free copies of these documents may be obtained as described above.

Sunshine and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Sunshine in connection with the Merger. Information about the directors and executive officers of Sunshine and their ownership of Sunshine common stock is set forth in the proxy statement for Sunshine's 2017 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 30, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.

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